                              AMENDMENT NUMBER 8 TO
                         INVESTMENT MANAGEMENT AGREEMENT

         Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), The Hartford Equity Income Fund is hereby included in the definition of Portfolio. All provisions in the Agreement shall apply to the management of The Hartford Equity Income Fund except as stated below.

         The advisory fee for the new portfolio shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

         The Hartford Equity Income Fund

  Net Asset Value                    Annual Rate
  ---------------                    -----------
First $500,000,000                      0.80%
Next $500,000,000                       0.70%
Amount Over $1 Billion                  0.65%

         This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the ____ day of ______, 2003.

HARTFORD INVESTMENT                     THE HARTFORD MUTUAL FUNDS, INC.
FINANCIAL SERVICES, LLC                 on behalf of:
                                        The Hartford Equity Income Fund

By:____________________________         By:_________________________________